Exhibit 99.1

Press Release	NASDAQ:ABCW
FOR IMMEDIATE RELEASE
Date: May 5, 2010
ANCHOR BANCORP WISCONSIN INC. ANNOUNCES DEFINITIVE AGREEMENT
TO SELL FOUR ANCHORBANK GREEN BAY AREA BRANCHES AND
IMPLEMENT ADDITIONAL COST SAVINGS MEASURES
Madison, Wis. – AnchorBank, fsb, a wholly owned subsidiary of Anchor BanCorp Wisconsin, Inc. (ABCW), today announced several additional steps being taken to reduce costs and improve capital levels.
Green Bay Area Branches To Be Sold
The bank announced that it has entered into a definitive agreement for the sale of four AnchorBank branches in the Green Bay, Wisconsin, area to Nicolet National Bank (Nicolet) of Green Bay. The transaction is subject to regulatory approval and customary closing conditions and is expected to be completed in July 2010. Financial terms of the transaction were not disclosed.
Under the agreement, Nicolet will assume approximately $116 million in deposits along with loans, real estate, and other assets. The branches involved in the transaction are the Ashwaubenon Office located at 2363 Holmgren Way in Green Bay, the Howard office at 2380 Dousman Street in Green Bay and the De Pere offices at 1610 Lawrence Drive and 2082 Monroe Road.
AnchorBank CEO Chris Bauer said that this sale, along with the upcoming sale of 11 AnchorBank branches in northwestern Wisconsin to Royal Credit Union, comprises a key element of Anchor’s plan to shrink assets while enhancing its capital position. The sales actions will help AnchorBank achieve an “adequately capitalized” status and move it closer to compliance with an Office of Thrift Supervision supervisory agreement that calls for higher capital ratios.
“This announcement marks significant continued progress toward our goal of increasing our capital ratios, reducing our operating expenses and getting AnchorBank back into fighting shape,” said Bauer.
Bauer also noted that, “Nicolet National Bank is an emerging leader in the Green Bay area.”
Nicolet Bank Chairman and CEO Robert Atwell said “We have been very open about looking for strategic growth opportunities. Nicolet Bank is focused on relationships, not account numbers. We will be reaching out soon to introduce ourselves to Anchor’s customers in Brown County.”

Additional Cost Savings Measures To Be Implemented
Additionally, the Bank announced comprehensive costs savings measures were being implemented including a planned reduction in force of approximately 70 staff members.
“These actions are very difficult but necessary. However, as we work to reduce the size of our balance sheet, including some reductions in our footprint across the State, we must recognize the need to right-size the staffing levels of the organization,” said Bauer. “We have completed a comprehensive strategic business review process to uncover opportunities to reduce our expenses. Staffing levels are only one part of the equation,” added Bauer. In all, annualized savings of approximately 13 percent of core operating expenses are expected to be gained from all cost savings initiatives to be implemented. Approximately one-third of the expense reductions result from staffing level changes, while two-thirds of the savings are being realized from reductions in other core operating expenses.
Affected employees have been provided advanced notice, preferential consideration for any openings that may occur and outplacement support services.
“Reducing our expense profile is another key strategy to address our capital needs. Each dollar of expense we cut is a dollar closer to profitability and rebuilding our capital base,” concluded Bauer.
About Anchor BanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has offices located in Wisconsin.
For More Information
For more information, contact AnchorBank CEO Chris Bauer, or Dale Ringgenberg, CFO at (608) 252-1810.
Forward-Looking Statements
This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. This includes any statements regarding management’s plans, objectives or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements. Outcomes related to such statements are subject to numerous risk factors and uncertainties, including those listed in the company’s Annual Report filed on Form 10-K.